                                   EXHIBIT C


                   AGREEMENT REGARDING OWNERSHIP RESTRICTIONS

    This AGREEMENT REGARDING OWNERSHIP RESTRICTIONS is dated as of July 11, 1997, by and between Landmark Communications, Inc., a Virginia corporation, and Paxson Communications Corporation, a Delaware corporation.

                              PRELIMINARY STATEMENT

    Landmark Communications, Inc. ("LCI") and Paxson Communications Corporation ("PCC"), together with The Travel Channel, Inc. ("Travel"), have entered into an Asset Acquisition Agreement, dated as of June 13, 1997 (the "Asset Acquisition Agreement"), pursuant to which Travel Channel Acquisition Corporation ("TCAC") has on the date of this Agreement acquired certain assets owned or rights held by Travel in consideration for, among other things, the issuance by PCC to Travel of certain shares of Class A Common Stock. The parties desire to enter into this Agreement to address certain regulatory issues arising from the ownership of Class A Common Stock by LCI or any of its Affiliates.

                                   AGREEMENTS

    In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, PCC and LCI, intending to be bound legally, agree as follows:

                         SECTION 1. CERTAIN DEFINITIONS

    1.1.  Terms Defined in this Section.
          -----------------------------

    The following terms, as used in this Agreement, have the meanings set forth in this Section:

    "Affiliate," with respect to any Person, means any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlled by" and "under common control with" have meanings corresponding to the meaning of "control."

    "Agreement" means this Agreement Regarding Ownership Restrictions, as it may be amended from time to time.

    "Average Trading Price" of the Class A Common Stock equals, as of a particular date, the average of the reported closing market prices per share of the Class A Common Stock for the 30 consecutive trading days ending on the third trading day prior to such date. The closing




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market price for each day in question shall be the last sale price, regular way or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system of the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if no such sale price is quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq National Market System or such other system then in use or, if on any such trading day the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by the professional market maker who has been most active in making a market in the Class A Common Stock during the preceding twelve months. The Average Trading Price of the Class A Common Stock shall be appropriately adjusted to reflect the effects of any stock dividend, stock split, reclassification, recapitalization, or combination affecting such stock, the record date, ex-dividend date, or similar date of which occurs during the period in which the Average Trading Price is to be determined or during the subsequent three trading days.

    "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of PCC and all securities of any issuer issued, in exchange for, or as a dividend or other distribution on, outstanding shares of the Class A Common Stock of PCC.

    "Closing" means the consummation of the acquisition of the Assets (as defined in the Asset Acquisition Agreement) pursuant to the Asset Acquisition Agreement in accordance with the provisions of Section 8 thereof.

    "FCC" means the Federal Communications Commission.

    "Ownership Restriction" means any provision of the Communications Act of 1934, as amended, or any rule, regulation, or policy of the FCC promulgated thereunder restricting the ownership and control of communications properties (including television broadcast stations, radio broadcast stations, cable television systems, and newspapers), including those relating to foreign ownership, multiple ownership, cross-ownership, cross-interests, and duopolies, as those terms are commonly understood in the communications industry.

    "PCC Stock" means any shares of capital stock of PCC (including the Class A Common Stock) or any option, warrant, or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any shares of capital stock of PCC.

    "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.





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    1.2.  Terms Generally.
          ---------------

    The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" are not limiting.

                              SECTION 2. COVENANTS

    2.1.  LCI's Covenant Regarding Acquisitions.
          -------------------------------------

         (a) LCI agrees that neither LCI nor any Affiliate of LCI will acquire any beneficial interest in or any voting power over any PCC Stock, other than the shares of Class A Common Stock received by Travel at the Closing, without the prior written consent of PCC, which shall not be withheld unreasonably; provided, however, that this Section 2.1(a) shall not prohibit LCI or any Affiliate of LCI from;

              (i) continuing to own securities in any Person that acquires any beneficial interest in or any voting power over any PCC Stock after the acquisition by LCI or an Affiliate of LCI of such securities if neither LCI nor its Affiliate has control over such Person or such Person's investment decisions with respect to any PCC Stock and the ownership of such securities by LCI or an Affiliate of LCI would not cause PCC or any Affiliate of PCC to be in violation of any Ownership Restriction; and

              (ii) owning passive, non-controlling invest-ments in Sandler Mezzanine Partners, L.P., Sandler Mezzanine T-E Partners, L.P., and Sandler Mezzanine Foreign Partners, L.P. or any other similarly structured and controlled investment fund that may own, directly or indirectly, PCC Stock, if the ownership of such investments by LCI or an Affiliate of LCI would not cause PCC or any Affiliate of PCC to be in violation of any Ownership Restriction.

         (b) LCI agrees that neither LCI nor any Affiliate of LCI will acquire any interest of any kind in any communications properties (including television broadcast stations, radio broadcast stations, cable television systems, and newspapers) that are the subject of any Ownership Restrictions if the effect of such acquisition would be to cause PCC or any Affiliate of PCC to be in violation of any Ownership Restriction; provided, however, that LCI shall not be in violation of this Section 2.1(b) to the extent that such acquisition of an interest in a communications property by LCI or an Affiliate of LCI only caused a violation of an Ownership Restriction as a result of the ownership by PCC or any Affiliate of PCC of an interest in a communications property that was not disclosed to LCI pursuant to Section 2.4(b) or otherwise known to LCI prior to the time that LCI or an Affiliate of LCI had entered into a binding obligation to effect such acquisition.





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    2.2.  PCC's Covenant Regarding Acquisitions and Changes in Capital Structure
          ----------------------------------------------------------------------

         (a) PCC agrees that, without the prior written consent of LCI, which shall not be withheld unreasonably, it will not effect any redemption, reclassification, recapitalization, combination, or other similar transaction, affecting its capital stock or make any amendment to its Certificate of Incorporation, the effect of which would be to increase the percentage of beneficial ownership in or voting control of PCC by LCI or any Affiliate of LCI, for purposes of determining compliance with any Ownership Restriction then in effect, as a result of the ownership by LCI or any Affiliate of LCI of the shares of Class A Common Stock received by Travel at the Closing.

         (b) PCC agrees that neither PCC nor any Affiliate of PCC will acquire any interest of any kind in any communications properties (including television broadcast stations, radio broadcast stations, cable television systems, and newspapers) that are the subject of any Ownership Restrictions if the effect of such acquisition would be to cause LCI or any Affiliate of LCI to be in violation of any Ownership Restriction; provided, however, that PCC shall not be in violation of this Section 2.2(b) to the extent that such acquisition of an interest in a communications property by PCC or an Affiliate of PCC only caused a violation of an Ownership Restriction as a result of the ownership by LCI or any Affiliate of LCI of an interest in a communications property that was not disclosed to PCC pursuant to Section 2.4(a) or otherwise known to PCC prior to the time that PCC or an Affiliate of PCC had entered into a binding obligation to effect such acquisition.

    2.3.  Compliance with Ownership Restrictions.
          --------------------------------------

         (a) If PCC determines in good faith at any time that the ownership by LCI or any Affiliate of LCI, directly or indirectly, of a beneficial interest in the shares of Class A Common Stock received by Travel at the Closing, or the possession by LCI or any Affiliate of LCI, directly or indirectly, of voting power with respect to such shares of Class A Common Stock, could cause PCC or any Affiliate of PCC to be in violation of any Ownership Restriction or prevent PCC or any Affiliate of PCC from consummating any contemplated transaction or series of transactions as a result of any Ownership Restriction, then LCI agrees, at PCC's request, but only to the extent necessary to eliminate such violation or to permit the consummation of such contemplated transaction or series of transactions, that LCI and its Affiliates will do one or more of the following:

              (i) jointly with PCC, prepare and file with the FCC a request for waiver of the Ownership Restriction at issue, prosecute the request with all reasonable diligence, use commercially reasonable efforts to obtain a grant of the request as expeditiously as practicable, and oppose any petitions to deny or other objections filed with respect to the request;





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              (ii) transfer any or all shares of Class A Common Stock held by
LCI or any Affiliate of LCI to a voting trust pursuant to which all voting power with respect to such shares would be exercised by Persons designated by PCC (but all economic rights, including dispositive rights, with respect to such shares would continue to be held by the transferor); or

              (iii) divest itself of any or all shares of Class A Common Stock held by LCI or any Affiliate of LCI, as promptly as practicable; any such divestiture shall be effected, at LCI's option, through:

                   (A) to the extent that a sale under this Section 2.3(a)(iii)(A) is permitted under applicable securities laws and would not significantly delay the completion of the divestiture required by Section 2.3(a)(iii), the sale of any or all shares of Class A Common Stock held by LCI or any Affiliate of LCI on any national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, in the over-the-counter market; or

                   (B) the sale of any or all shares of Class A Common Stock held by LCI or any Affiliate of LCI to PCC or to one or more Persons designated by PCC.

         (b) If LCI determines in good faith at any time that the ownership by LCI or any Affiliate of LCI, directly or indirectly, of a beneficial interest in the shares of Class A Common Stock received by Travel at the Closing, or the possession by LCI or any Affiliate of LCI, directly or indirectly, of voting power with respect to such shares of Class A Common Stock, could cause LCI or any Affiliate of LCI to be in violation of any Ownership Restriction or prevent LCI or any Affiliate of LCI from consummating any contemplated transaction or series of transactions as a result of any Ownership Restriction, then PCC agrees, at LCI's request, but only to the extent necessary to eliminate such violation or to permit the consummation of such contemplated transaction or series of transactions, that PCC will do one or more of the following:

              (i) jointly with LCI, prepare and file with the FCC a request for waiver of the Ownership Restriction at issue, prosecute the request with all reasonable diligence, use commercially reasonable efforts to obtain a grant of the request as expeditiously as practicable, and oppose any petitions to deny or other objections filed with respect to the request; or

              (ii) use reasonable efforts to assist LCI in locating a suitable buyer for any or all shares of Class A Common Stock held by LCI or any Affiliate of LCI and cooperate reasonably with LCI and any such buyer in permitting the sale to such buyer of any or all such shares to be consummated.

         (c) If PCC is in violation of its covenant in Section 2.2(b) such that LCI or any Affiliate of LCI is in violation of any Ownership Restriction, then PCC agrees, at LCI's request, but only to the extent necessary to eliminate such violation, to purchase any or all shares of Class A Common Stock held by LCI or any Affiliate of LCI.





                                      -5-
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         (d) Any sale of shares of Class A Common Stock to PCC or to one or more
Persons designated by PCC pursuant to Section 2.3(a)(iii)(B) or Section 2.3(c) shall, except as otherwise agreed to between PCC and LCI, be on the following terms:

              (i) Any shares of Class A Common Stock sold pursuant to Section 2.3(a)(iii)(B) or Section 2.3(c) shall be transferred to the buyer free and clear of all liens, security interests, mortgages, pledges, encumbrances, or restrictions (other than restrictions arising under applicable securities laws);

              (ii) The purchase price per share of any shares of Class A Common Stock sold pursuant to Section 2.3(a)(iii)(B) or Section 2.3(c) shall be the Average Trading Price of the Class A Common Stock as of the date of the sale.

         (e) Nothing in this Agreement shall prohibit LCI or any Affiliate of LCI from taking any action otherwise permitted to be taken by LCI or any Affiliate of LCI to eliminate any violation of any Ownership Restriction or to permit the consummation of any contemplated transaction or series of transactions referred to in Section 2.3(a) and, if such action eliminates such violation or permits the consummation of such contemplated transaction or series of transactions, PCC shall no longer have the right to require that LCI or any Affiliate of LCI take any action pursuant to Section 2.3(a) with respect to such violation or such contemplated transaction or series of transactions.

    2.4.  Disclosure of Information.
          -------------------------

         (a) LCI has furnished PCC with an accurate and complete list of all interests owned or held by LCI or any of its Affiliates in any communications properties (including television broadcast stations, radio broadcast stations, cable television systems, and newspapers) that are the subject of any Ownership Restrictions. LCI shall notify PCC promptly of any changes in the information previously provided to PCC.

         (b) PCC has furnished LCI with an accurate and complete list of all interests owned or held by PCC or any of its Affiliates in any communications properties (including television broadcast stations, radio broadcast stations, cable television systems, and newspapers) that are the subject of any Ownership Restrictions. PCC shall notify LCI promptly of any changes in the information previously provided to LCI.





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                           SECTION 3. CERTAIN REMEDIES

         3.1.  Specific Performance.
               --------------------

         The parties recognize that if either party breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the other party for its injury. Each party shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by either party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law.

         3.2.  Attorneys' Fees.
               ---------------

         In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

                            SECTION 4. MISCELLANEOUS

         4.1.  Fees and Expenses.
               -----------------

         Except as otherwise Fees and Expenses provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         4.2.  Notices.
               -------

         All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, or sent by facsimile transmission, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or by facsimile confirmation, and (d) addressed as follows:

If to PCC:                        Paxson Communications Corporation
                                  601 Clearwater Park Road
                                  West Palm Beach, Florida  33401
                                  Attention:  Lowell W. Paxson, President
                                  Telecopier: 561-659-4252




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With a copy to:                   Dow, Lohnes & Albertson, PLLC
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C.  20036-6802
                                  Attention:  John R. Feore, Jr.
                                  Telecopier:  202-776-2222

If to LCI:                        Landmark Communications, Inc.
                                  150 West Brambleton Avenue
                                  Norfolk, Virginia  23510-2075
                                  Attention:  Alfred F. Ritter Jr., Executive
                                  Vice President, and Louis F. Ryan , Executive
                                  Vice President and General Counsel
                                  Telecopier:  757-664-2164

With a copy to:                   Willkie Farr & Gallagher
                                  One Citicorp Center
                                  153 East 53rd Street
                                  New York, New York  10022-4669
                                  Attention:  William J. Grant, Jr.
                                  Telecopier:  212-821-8111

or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 4.2.

    4.3.  Benefit and Binding Effect.
          --------------------------

    Neither party may assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

    4.4.  Further Assurances.
          ------------------

    The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

    4.5.  GOVERNING LAW.
          -------------

    THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).





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    4.6.  Headings.
          --------

    The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

    4.7.  Entire Agreement.
          ----------------

    This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between PCC and LCI with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by each party against which enforcement of any such amendment, supplement, or modification is sought.

    4.8.  Waiver of Compliance; Consents.
          ------------------------------

    Except as otherwise provided in this Agreement, any failure of either party to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 4.8.

    4.9.  Counterparts.
          ------------

    This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.





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    IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.



                                  LANDMARK COMMUNICATIONS, INC.


                                  By:     /s/ Alfred F. Ritter, Jr.
                                          --------------------------------------

                                  Name:   Alfred F. Ritter, Jr.
                                          --------------------------------------

                                  Title:  Executive Vice President
                                          --------------------------------------

                                  PAXSON COMMUNICATIONS CORPORATION


                                  By:     /s/ William L. Watson
                                          --------------------------------------

                                  Name:   William L. Watson
                                          --------------------------------------

                                  Title:  Vice President and Assistant Secretary
                                          --------------------------------------